                                                                  EXHIBIT (8)(i)

                      AMENDMENT TO PARTICIPATION AGREEMENT
              Franklin Templeton Variable Insurance Products Trust
                      Franklin Templeton Distributors, Inc.
                         Farmers New World Life Company

The participation agreement, dated as of May 15, 2000, by and among Franklin Templeton Variable Insurance Products Trust, Franklin Templeton Distributors, Inc. and Farmers New World Life Company (the "Agreement") is hereby amended as follows:

        Section 4.4 of the Agreement is deleted in its entirety and replaced with the following provision:

                4.4 At your option, we shall provide you, at our expense, with either (i) for each Contract owner who is invested through the Account in a subaccount corresponding to a Portfolio ("designated subaccount"), one copy of each of the following documents on each occasion that such document is required by law or regulation to be delivered to such Contract owner who is invested in a designated subaccount: the Trust's current prospectus, annual report, semi-annual report and other shareholder communications, including any amendments or supplements to any of the foregoing, pertaining specifically to the Portfolios ("Designated Portfolio Documents"); or (ii) a camera ready copy of such Designated Portfolio Documents in a form suitable for printing and from which information relating to series of the Trust other than the Portfolios has been deleted to the extent practicable. In connection with clause (ii) of this paragraph, we will pay for proportional printing costs for such Designated Portfolio Documents in order to provide one copy for each Contract owner who is invested in a designated subaccount on each occasion that such document is required by law or regulation to be delivered to such Contract owner, and provided the appropriate documentation is provided and approved by us. We shall provide you with a copy of the Trust's current statement of additional information, including any amendments or supplements, in a form suitable for you to duplicate. The expenses of furnishing, including mailing, to Contract owners the documents referred to in this paragraph shall be borne by you. For each of the documents provided to you in accordance with clause (i) of this paragraph 4.4, we shall provide you, upon your request and at your expense, additional copies. In no event shall we be responsible for the costs of printing or delivery of Designated Portfolio Documents to potential or new Contract owners or the delivery of Designated Portfolio Documents to existing Contract owners.

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

Effective Date as of May 15, 2000.

Franklin Templeton Variable Insurance Products Trust          Franklin Templeton Distributors, Inc.
----------------------------------------------------          -------------------------------------

By:   /s/ Karen L. Skidmore                                   By:  /s/ Phil Kearns
   ----------------------------------------                      ----------------------------------
Name:   Karen L. Skidmore                                     Name:  Phil Kearns
Title:  Assistant Vice President                              Title: Vice President


Farmers New World Life Company
------------------------------

By:   /s/ John R. Patton
   ----------------------------------------
Name:   John R. Patton
Title   Assistant Vice President & Corporate Secretary